SHAREHOLDER AGREEMENT


         THIS SHAREHOLDER AGREEMENT (this "AGREEMENT"), dated as of December 31, 1998, by and among WorldPort Communications, Inc., a Delaware corporation (the "CORPORATION"), The Heico Companies, LLC (the "INVESTOR") and Maroon Bells Capital Partners, Inc. ("MBCP"), Paul A. Moore ("MOORE"), Phillip S. Magiera ("MAGIERA") and Theodore H. Swindells ("SWINDELLS").

                                    RECITALS

         A. The Investor has agreed to purchase shares of Series C Convertible Preferred Stock of the Corporation pursuant to that certain Series C Preferred Stock Purchase Agreement dated of even date herewith (as amended, modified, supplemented or restated from time to time, to the "PURCHASE AGREEMENT") provided that the parties hereto enter into this Agreement.

         B. The Investor will not purchase the Series C Preferred Shares unless it can protect its investment by obtaining the voting and other rights contained herein.

         C. The Corporation and the MBCP Group deem it desirable to enter into this Agreement in order to induce the Investor to purchase the Series C Preferred Shares.

                                   AGREEMENTS

         In consideration of the recitals and the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       DEFINITIONS.  As used in this Agreement:

                  "AFFILIATE" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of 50% or more of the voting power (or in the case of a Person which is not a corporation, 50% or more of the ownership interest, beneficial or otherwise) of such Person, or the ability to otherwise direct or cause the direction of the management and policies of that Person, whether through voting power, by contract or otherwise. A Person will not be deemed to be an Affiliate of any other Person solely because such Person was designated by that Person to be elected a director of the Corporation pursuant to SECTION 3 hereof. For purposes of this paragraph, "voting power" of any Person means the total number of votes which may be cast by the holders of the total number of outstanding shares of stock of any class or classes of such Person in any election of directors of such Person. All of the Corporation's Executive Officers and directors and any Family Member of any Executive Officer or director, and any Affiliate of such Executive Officer, director or individual, shall be deemed to be Affiliates of the Corporation for purposes of this Agreement.

                  "ANDERLIT" means Anderlit Ltd.

                  "ANDERLIT PROXY" means that certain proxy pursuant to which Paul Moore is given the right to vote all 746,269 of Anderlit's shares of Series B Preferred Stock.

                  "BT LOAN" means the loans made to WorldPort International, Inc. ("WPI") pursuant to the Credit Agreement.

                  "CERTIFICATE   OF   DESIGNATIONS"   means  the   Corporation's
Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock.

                  "COMMISSION" means the Securities and Exchange Commission.

                  "COMMON STOCK" means the Common Stock of the Corporation, $.0001 par value per share.

                  "CREDIT AGREEMENT" means that certain Credit Agreement dated June 23, 1998 by and among the Corporation, WPI, Bankers Trust Company, as Administrative Agent and the financial institutions party thereto as lenders.

                  "DISCHARGED" means the payment in full, discharge or satisfaction of the BT Loan; PROVIDED that a refinancing of the BT Loan with any Indebtedness that does not constitute a Qualified Refinancing Loan shall not be considered a Discharge of the BT Loan.

                  "EXECUTIVE OFFICERS" means, with respect to any corporation, its executive officers as that term is defined in Rule 3b-7 of the regulations promulgated under the Exchange Act.

                  "FAMILY  MEMBER"  means  an  individual's   spouse,   parents,
children,     siblings,     mothers-in-law,     fathers-in-law,     sons-in-law,
daughters-in-law, brothers-in-law and sisters-in-law.

                  "GAAP"  means  generally   accepted   accounting   principles,
consistently applied.

                  "HOLDER" means any holder (or deemed holder) of Preferred Shares who is a party to this Agreement or is a successor or assign or subsequent holder contemplated by SECTION 10 hereof.

                  "INDEBTEDNESS" of any Person shall mean the principal of, premium, if any, and unpaid interest on (a) indebtedness for money borrowed from others; (b) indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss; (c) all indebtedness secured by any mortgage, lien, pledge, charge or other encumbrance upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness; (d) all indebtedness of such Person created or arising under any conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property; and (e) renewals, extensions and refunding of any such indebtedness.

                  "INVESTOR DIRECTORS" means the members of the board of directors of the Corporation and each Subsidiary who are designated solely by the holders of the Series C Preferred Shares.

                  "MBCP GROUP" means MBCP, Moore, Magiera and Swindells.

                  MANAGEMENT GROUP" means the MBCP Group, all Executive Officers and directors of the Corporation or any Subsidiary, all consultants to the Corporation or any Subsidiary, and any Person who has an employment agreement or arrangement with the Corporation or any Subsidiary that cannot be terminated at will by the Corporation or the Subsidiary (without such termination constituting a breach or violation of contract or otherwise being unlawful).

                  "PERSON" means a natural person, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a governmental entity or any department, agency or political subdivision thereof.

                  "PREFERRED SHARES" means the Series B Preferred Shares and the Series C Preferred Shares.

                  "QUALIFIED REFINANCING LOAN" means a loan to the Corporation, the maturity date of which is more than two (2) years from the date the loan proceeds are advanced and the proceeds of which are used to repay the BT Loan (or a prior refinancing of the BT Loan).

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SERIES B PREFERRED SHARES" means those shares of Series B Convertible Preferred Stock of the Corporation, $.0001 par value per share.

                  "SERIES C PREFERRED SHARES" means those shares of Series C Convertible Preferred Stock of the Corporation, $.0001 par value per share, of the Corporation duly issued and outstanding on the date hereof.

                  "SUBSIDIARY" means any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power or equity are, at the time as of which such determination is being made, owned or controlled by the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.

         2.       VOTING AGREEMENTS.

                  (a) Each member of the MBCP Group agrees that, without the prior written consent of the Investor, he or it shall not vote, or give his or its consent with respect to, his or its Series B Preferred Shares (or any Series B Preferred Shares with respect to which he or it controls the vote, including but not limited to the shares that Moore is entitled to vote pursuant to the Anderlit Proxy), in favor of any of the following:

                           (i) Any proposed  financings or  refinancings  by the
Corporation or any Subsidiary, including but not limited to financing through the issuance of indebtedness, reimbursement obligations with respect to letters of credit, bankers' acceptances and surety bonds, any obligation evidenced by a note, bond, debenture or similar instrument, and any indebtedness secured by a lien or security interest in any property of the Corporation or any Subsidiary (collectively "DEBT FINANCINGS");

                           (ii) Any  proposed  financing by the issuance or sale
of equity interests (or any security or interest that is convertible into or exchangeable for equity interests) in the Corporation or any Subsidiary ("EQUITY FINANCINGS") (collectively Debt Financings and Equity Financings are referred to as "FINANCINGS");

                           (iii)  Any  hiring  or  firing  of,  or change in the
compensation or benefits payable to,
any of the Management Group; and

                           (iv) Any  acquisition of any debt or equity  interest
in,  investment  in,  loan to, sale or other  disposition  of any debt or equity interest in, or joint venture or partnership arrangement with the Corporation, any Subsidiary or any other Person, but only to the extent that the Corporation's (or Subsidiary's) interest in such transaction has a value of at least $100,000.

                  (b) Each of the MBCP Group agrees to take all action necessary in his or its capacity as a stockholder, including, without limitation, the voting of the Series B Preferred Shares which he or it owns or with respect to which he or it controls the vote, as directed by the Investor with respect to the following matters:

                           (i) The  termination  of the  employment of the chief
executive officer of the Corporation; provided, however, that the provisions of this clause (i) shall terminate if and when the BT Loan has been Discharged; and

                           (ii)  Any  Financing  or  any   disposition   of  any
Subsidiary or of any property of the Corporation or any property of a Subsidiary proposed by the Investor or any Investor Director, the proceeds of which will be used, directly or indirectly, to repay the BT Loan, or any refinancing thereof (other than a Qualified Refinancing Loan); provided, however, that the provisions of this clause (ii) shall terminate on the ninetieth (90th) day after the final maturity date (including all extensions) of the BT Loan if an Investor's Bridge Transaction (as defined in Section 2(c) below) has not been completed on or before such date.

                  (c) The Investor will give written notice (the "TRANSACTION NOTICE") to the Corporation setting forth the terms of any transaction proposed by the Investor or an Investor Director pursuant to SECTION 2(B)(II) (an "INVESTOR'S BRIDGE TRANSACTION"). The MBCP Group shall not be bound by SECTION 2(B)(II) if, and only if, the Corporation arranges, on a timely basis, for an alternate financing transaction (the "ALTERNATE BRIDGE TRANSACTION") on terms that are substantially equivalent to, or more favorable to the Corporation than, the Investor's Bridge Transaction. In order for the MBCP Group to avoid compliance with Section 2(b)(ii), within five (5) business days after the Transaction Notice, the Corporation must obtain a bona fide, written commitment (a "COMMITMENT LETTER") for the Alternate Bridge Transaction, which provides for funding within thirty-five (35) days after the date of the Transaction Notice. The Commitment Letter must be subject to no conditions other than those to which the Investor's Bridge Transaction is subject. If the Corporation or the MBCP Group delivers such a Commitment Letter to the Investor, the Investor shall have five (5) business days from the date of its receipt thereof to determine whether the Alternate Bridge Transaction is on substantially equivalent or better terms as the Investor's Bridge Transaction. If the Investor determines that the Alternate Bridge Transaction is not on substantially equivalent or better terms as the Investor's Bridge Transaction, then the Investor will send written notice thereof (a "DETERMINATION NOTICE") to the Corporation within such five-day period. If the Investor fails to send a Determination Notice within such five-day period, the Investor shall be deemed to have agreed that the Alternate Bridge Transaction is on substantially equivalent or better terms than the Investor's Bridge Transaction. Following delivery of a timely Determination Notice, the parties shall attempt to determine whether the Alternate Bridge Transaction is on substantially equivalent or better terms as the Investor's Bridge Transaction (the "DETERMINATION"). If the parties are unable to do so within three (3) days after delivery of the Determination Notice, within the next three (3) business days, the parties will select a mutually acceptable investment banker who shall make the Determination or, if the parties are unable to agree on an investment banker, the Corporation shall choose an investment banker, the Investor shall choose an investment banker and the parties shall direct the two investment bankers to promptly select a third investment banker, who shall make the Determination. The Determination of the investment banker selected in accordance with this paragraph shall be final and binding on the parties. The fees and expenses of the investment banker shall be paid by the Corporation. If the parties or an investment banker makes a Determination that the Alternate Bridge Transaction was on substantially equivalent or better terms as the Investor's Bridge Transaction, but the Alternate Bridge Transaction does not close within thirty-five (35) days after the Transaction Notice, then the Alternate Bridge Transaction shall be conclusively presumed NOT to be on substantially equivalent or better terms as the Investor's Bridge Transaction and the Corporation and the MBCP Group will be bound by SECTION 2(B)(II) with respect to the proposed Investor's Bridge Transaction.

         (d) Each of the MBCP Group shall execute and deliver to the Investor an Irrevocable Proxy in the form attached hereto as EXHIBIT A. Each of the MBCP Group agrees that the Irrevocable Proxy is coupled with an interest in the voting agreements set forth herein.

         (e) The Corporation agrees that, if and to the extent that the Corporation is or becomes entitled to exercise the voting rights associated with any Series B Preferred Shares owned by any of the MBCP Group (including but not limited to any voting rights that the Corporation may exercise pursuant to the pledge agreements between the Corporation and Moore and the Corporation and Magiera), the Corporation will be bound by the voting agreements contained in this Section 2.

         3.       BOARD OF DIRECTORS.

                  (a) The Corporation shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), and each of the Holders agrees to take all action necessary in his capacity as a stockholder, including, without limitation, the voting of his, her or its Series B Preferred Shares of the Corporation, the execution of written consents, the calling of special meetings, attendance at meetings in person or by proxy, the removal of directors, the filling of vacancies on the Board of Directors, the waiving of notice and the attending of meetings, so that:

                           (i) the authorized number of directors on the Corporation's board of directors (the "BOARD") shall be established at eight (8) directors, four (4) of whom shall be designated by the Investor, who shall initially be Michael E. Heisley, Sr., Stanley Meadows, Emily Heisley Stoeckel and Larry Gies;

                           (ii) the Investor shall have the right to designate one-half of the board of directors of each of the Corporation's Subsidiaries (a "SUB BOARD");

                           (iii) the removal from the Board or a Sub Board of the Investor Directors shall be only upon the request of the Investor; and

                           (iv) in the event that any Investor Director for any reason ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by the Investor.

                  (b) The Corporation shall pay all out-of-pocket expenses incurred by each director in connection with attending regular and special meetings of the Board, any Sub Board and any committee thereof.

                  (c) At any election of members of the Board or any Sub Board, the initial Investor Directors identified in SECTION 3(A) above or initially designated to serve on a Sub Board shall continue to be the designated Investor Directors unless and until the Investor designates a different representative.

                  (d) In order to ensure that the Corporation will implement the acts that the Investor has the right to direct pursuant to SECTION 2(B)(II) hereof, the resignations of Moore and Magiera (the "RESIGNING DIRECTORS") as directors of the Corporation have been executed and delivered to the Investor. If the BT Loan is not Discharged at or before its maturity date and the Board or a Sub Board fails or refuses to adopt or approve an Investor's Bridge Transaction that has been recommended or approved by all of the Investor Directors, and such failure or refusal is other than as a result of a proposed Alternate Bridge Transaction that is on substantially equivalent or better terms as the Investor's Bridge Transaction (as determined in accordance with Section 2(c) hereof), then the Investor may at any time thereafter tender the resignations to the Corporation, upon which the resignations shall become effective. If directors are appointed to fill the resulting vacancies, the Investor shall have the sole and exclusive right to designate and appoint the new directors (the "REPLACEMENT DIRECTORS") to fill the vacancies, and such directors will be considered Investor Directors. Following the Corporation's approval and consummation of the Investor's Bridge Transaction or a Discharge of the BT Loan, the Investor will take all appropriate actions reasonably requested by the Corporation to obtain the resignation of the Replacement Directors and to re-appoint the Resigning Directors to the Corporation's board of directors.

         4.       DISPOSITION OF PREFERRED SHARES.

                  (a) No Holder of Series B Preferred Shares will transfer, sell, convey, exchange or otherwise dispose of (herein referred to as a "disposition" or "to dispose") such Series B Preferred Shares, except (i) in a registered public offering under the Securities Act or in a public sale pursuant to Rule 144 promulgated by the Commission under the Securities Act, (ii) with the prior written consent of the Investor, (iii) in connection with the conversion of the Series B Preferred Shares to shares of Common Stock, or (iv) in compliance with SECTION 5 of this Agreement.

                  (b) No Holder of Series C Preferred Shares will dispose of such Series C Preferred Shares, except (i) in a registered public offering under the Securities Act or in a public sale pursuant to Rule 144 promulgated by the Commission under the Securities Act, (ii) with the prior written consent of the Holders of a majority of the Series B Preferred Shares held by the MBCP Group,
(iii) in connection with the conversion of the Series C Preferred Shares to shares of Common Stock, or (iv) in compliance with SECTION 5 of this Agreement.

         5. PERMITTED TRANSFERS. Any Holder of Preferred Shares may transfer such Preferred Shares, without complying with SECTION 4, to Permitted Transferees; provided, however, that a Permitted Transferee of a Holder of Series B Preferred Shares must consent in a writing delivered to the Corporation to become a member of the MBCP Group and to be bound by the terms of this Agreement as a member of the MBCP Group. With respect to any Holder of Preferred Shares, "PERMITTED TRANSFEREES" means another member of the MBCP Group, the spouse or lineal descendants of such Holder, any trust for the benefit of such Holder or the benefit of the spouse or lineal descendants of such Holder, any Affiliate of such Holder, and the personal representative of such Holder upon such Holder's death for purposes of administration of such Holder's estate or upon such Holder's incompetency for purposes of the protection and management of the assets of such Holder.

         6.       LEGEND.

                  (a) The Corporation will stamp or imprint each certificate or other instrument representing Preferred Shares now owned or hereafter acquired by the Holders, throughout the term of this Agreement, with a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS, INCLUDING, AMONG OTHERS, RESTRICTIONS ON VOTING AND TRANSFERS SET FORTH IN A CERTAIN SHAREHOLDER AGREEMENT DATED AS OF DECEMBER 31, 1998, A COPY OF WHICH IS AVAILABLE AT THE OFFICE OF THIS COPORATION."

                  (b) The Corporation will stamp or imprint each certificate or other instrument representing Series B Preferred Stock now owned or hereafter acquired by any of the MBCP Group, throughout the term of this Agreement, with a legend in substantially the following form:

                  "THE VOTING RIGHTS ASSOCIATED WITH THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN IRREVOCABLE PROXY DATED AS OF DECEMBER 31, 1998, A COPY OF WHICH IS AVAILABLE AT THE OFFICE OF THIS CORPORATION."

         7. REMEDIES. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         8. NOTICES. Any notices desired, required or permitted to be given hereunder shall be delivered personally or mailed, certified or registered mail, return receipt requested, or delivered by overnight courier service, to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, three business days after mailing, if mailed, or one business day after delivery to the overnight courier service, if delivered by overnight courier service:

         If to the Corporation, to:

                  WorldPort Communications, Inc.
                  1825 Barrett Lakes Blvd.
                  Atlanta, GA  30144
                  Attn.:  Chairman

         If to the MBCP Group, to the addresses set forth on the stock record books of the Corporation.

         If to the Investor, to:

                  The Heico Companies, LLC
                  70 West Madison Street
                  Suite 5600
                  Chicago, IL  60602
                  Attn.:  Michael E. Heisley, Sr.

         9. AMENDMENTS AND WAIVERS. The provisions of this Agreement may be amended only upon the written agreement of each of the parties to this Agreement. Any waiver, permit, consent or approval of any kind or character on the part of any Holders of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing.

         10. SUCCESSORS AND ASSIGNS. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors of the parties hereto, and each transferee of all or any portion of the Preferred Shares held by the parties hereto, whether so expressed or not, provided such transferee acquired the Preferred Shares in compliance with Section 4 hereof. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Investor or any other Holders of Series C Preferred Shares are (except for the provisions contained in SECTION 8 above) also for the benefit of, and enforceable by, subsequent Holders of Series C Preferred Shares, provided such Holder is a successor of the Investor or such Holder acquired the Series C Preferred Shares in compliance with Section 4 hereof.

         11. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         12. GOVERNING LAW. All questions concerning the construction, validity and interpretation of, and the performance of the obligations imposed by, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and wholly to be performed in that state.

         13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one instrument.

         14. TERMINATION OF THIS AGREEMENT. This Agreement shall terminate upon the date on which fewer than 30% of the Series C Preferred Shares remain outstanding.

         IN WITNESS WHEREOF, this Shareholder Agreement was executed and delivered on the date first set forth above.

The Heico Companies, LLC                          WorldPort Communications, Inc.



By:                                               By:

Its:                                              Its:





         Theodore H. Swindells                 Paul A. Moore




                                               Phillip S. Magiera